Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number:	06-02
Dev Ghose
Stuart Blackie
(206) 624-8100

Media Contact
Alan Oshiki
Broadgate Consultants, Inc.
(212) 232-2354

SHURGARD ANNOUNCES FOURTH QUARTER AND 2005 ANNUAL RESULTS

SEATTLE, WASHINGTON, March 20, 2006 . . . Shurgard Storage Centers, Inc. (NYSE: SHU), a leading self-storage real estate investment trust in the United States and Europe, today released results for the quarter and fiscal year ended December 31, 2005. The Company reported net income to common shareholders of $2.5 million ($0.05 per share) for the fourth quarter of 2005, compared to $3.6 million ($0.08 per share) for the fourth quarter of 2004. For the year ended December 31, 2005, the Company reported a net loss to common shareholders of $494,000 ($0.01 per share), compared to net income to common shareholders of $33.1 million ($0.72 per share) for the year ended December 31, 2004. Results for 2005 were helped by a 26% improvement in income from operations over the previous year, but this was more than offset by higher interest expense, foreign currency exchange losses and costs related to the Company’s exploration of strategic alternatives.

Funds from operations (FFO) attributable to common shareholders for the fourth quarter of 2005 was $23.9 million ($0.50 per share), compared to $25.2 million ($0.53 per share) in the fourth quarter of 2004. FFO in the fourth quarter of 2005 benefited from a 110% increase in income from operations compared to the fourth quarter of 2004 ($0.34 per share). However, this increase was negated by increases in net interest expense (interest expense less interest income and other) of $9.1 million ($0.19 per share) due to higher borrowings and interest rates; fluctuations in foreign currency exchange rates and derivatives between the fourth quarter of 2005 and 2004 resulting in a net negative swing of approximately $7 million ($0.15 per share) and costs incurred in the fourth quarter of 2005 associated with the Company’s previously announced exploration of strategic alternatives totaling $1.1 million ($0.02 per share).

For the year ended December 31, 2005 FFO attributable to common shareholders was $68.5 million ($1.44 per share), compared to $96.3 million ($2.07 per share) for 2004. FFO in 2005 benefited from a 26% increase in income from operations compared to 2004 ($0.46 per share). However, this increase was more than offset by increases in net interest expense of $24.4 million ($0.51 per share) due to higher borrowings and interest rates; fluctuations in foreign currency exchange rates and derivatives between 2005 and 2004 resulting in a net negative swing of almost $17 million ($0.37 per share) and costs incurred in 2005 associated with the Company’s previously announced exploration of strategic alternatives totaling $13.8 million ($0.29 per share).

David K. Grant, President and Chief Executive Officer commented, “Clearly our net income for the year does not reflect the substantial progress on many fronts that the Company has made in 2005. Our store portfolios in both the US and Europe turned in very strong growth performance over 2004. But more importantly, we have seen a building of momentum throughout the year in our revenue growth, which has continued into the first quarter of 2006. Our overhead cost cutting initiatives announced last summer are beginning to take hold as we have seen significant cost reductions in Europe. Finally, our people who worked tirelessly last year to restore our internal control systems have remediated the material weaknesses noted in 2004 and the Company received an unqualified opinion on management’s assessment of internal control over financial reporting. This accomplishment will help us to significantly reduce our audit and consulting costs going forward.”

Operating Results

Compared to the fourth quarter in 2004 and at constant exchange rates, combined U.S. and Europe Same Store revenue for the fourth quarter 2005 increased by $8.7 million (or 8.6%) to $109.4 million from $100.8 million, and net operating income (NOI) after indirect and leasehold expenses increased by $7.5 million (or 13.5%) to $63 million from $55.5 million. For the year ended December 31, 2005, combined Same Store revenue increased by $31.1 million (or 7.8%) to $430.8 million from $399.7 million, and combined Same Store NOI after indirect and leasehold expenses increased by $18.7 million (or 8.4%) to $240.9 million from $222.1 million during the previous year.

Due primarily to a 5.2% increase in average rental rate, the Company’s domestic Same Store segment generated a 7.1% increase in revenue and a 7.8% increase in NOI after leasehold and indirect expenses in the fourth quarter of 2005, compared to the fourth quarter of 2004. For 2005 annual domestic Same Store revenue and NOI after leasehold and indirect expenses increased 6.4% and 5.0% respectively, compared to 2004.

At constant exchange rates, the European Same Store segment in the fourth quarter of 2005 generated a 14% increase in revenue and a 41.9% increase in NOI after leasehold and indirect expenses, compared to the same quarter in 2004. For 2005, annual revenue and NOI after leasehold and indirect expenses grew 12.5% and 26.6%, respectively, compared to 2004. Average Same Store occupancy in the fourth quarter of 2005 increased to 83% from 74% in the comparable quarter in 2004, with significant gains in all markets, but especially in the Netherlands, Sweden and Denmark.

Portfolio

As of December 31, 2005, Shurgard operated an international network of 646 operating properties containing approximately 40.5 million net rentable square feet. The total includes 484 owned, partially owned or leased storage centers in operation in the United States, 13 storage centers in the United States managed for third parties and 149 owned or partially owned storage centers in Europe.

In the fourth quarter of 2005, the Company opened nine storage centers: one in Florida, adding 60,000 net rentable square feet at a total cost of $5.2 million and eight in Europe (four in France, three in the Netherlands and one in Belgium) adding a total of 430,000 net rentable square feet for a total cost of $48.2 million. During 2005, 27 storage centers were added to the network; three storage centers were developed in the United States, adding 156,000 net rentable square feet for a total cost of $10.8 million; the Company acquired ten storage centers in the United States adding 751,000 net rentable square feet for a total cost of $45.1 million and in Europe the Company developed 14 storage centers, adding 708,000 net rentable square feet for a total cost of $92.5 million. In the fourth quarter of 2005 the Company’s investment in New Stores increased to $604 million, or 19% of the total portfolio, representing 4% of the Company’s NOI after indirect and leasehold expenses in the same period.

There were no sales of storage centers in the fourth quarter, although during 2005, the Company completed the sale of five storage centers: one in Arizona, one in California and three in Washington, for aggregate proceeds of approximately $24.8 million resulting in the realization of aggregate gains of $11.8 million.

As of December 31, 2005, the Company had 15 new storage centers under construction or pending construction (ten in the United States and five in Europe) for an estimated total cost to completion of $107.9 million and two major re-development projects underway in the United States for an estimated total cost of $6 million.

Sarbanes-Oxley Section 404 Compliance

The Company is pleased to announce that management has completed its assessment of internal control over financial reporting for 2005 and reported that the Company’s controls were effective as of December 31, 2005. The Company received an unqualified opinion on its 2005 audit and management’s assessment and operating effectiveness of internal control over financial reporting for 2005.

Box Avenue Acquisition

In January 2006, Shurgard’s European joint venture Second Shurgard SPRL acquired 3S Self-Storage Systems in France, a high-quality self-storage service provider operating under the Box Avenue brand name, for a total consideration, including acquisition costs, of approximately $46 million. The acquisition added nine Box

Avenue self-storage facilities and 343,000 net rentable square feet to the 39 Shurgard storage centers already operating in France, bringing the total number of Shurgard storage centers in Europe to 158. The acquisition reinforces Shurgard’s position as the French self-storage market leader, offering its customers an unmatched network of high-quality sites and services in Paris, Bordeaux, Lille, Lyon, Marseille and the French Riviera. “The acquisition provides a perfect fit for Shurgard’s existing network in France,” said Shurgard Europe Managing Director, Steven De Tollenaere.

Proposed Merger with Public Storage, Inc.

On March 6, 2006, the Company entered into a definitive merger agreement with Public Storage, Inc., subject to shareholder approval and fulfillment or waiver of other closing conditions. Under the terms of the proposed merger each outstanding share of Shurgard’s common stock will be converted into the right to receive 0.82 of a fully paid and non-assessable share of Public Storage common stock, and the Company expects to redeem each series of its outstanding preferred stock in accordance with its terms. Public Storage will assume approximately $1.8 billion of Shurgard’s debt. Holders of Shurgard’s stock options, restricted stock units and shares of restricted stock will receive, subject to adjustments, options exercisable for shares of Public Storage common stock, restricted stock units and restricted shares of Public Storage common stock, respectively. For a more complete description of the terms of the merger agreement and the merger, please see the Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2006.

Supplemental Information

Copies of this press release and supplemental tables relating to the quarter and year ended December 31, 2005 will be available on the Company’s website at http://www.shurgard.com/ir or by request at (206) 624-8100. The Company will host a conference call to discuss fourth quarter results on Tuesday, March 21, 2006 at 11:00am (Pacific). The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company’s website. The call is also available live on a listen-only basis by dialing (800) 866-5043 (US & CN callers) and (303) 205-0033 (international callers). A taped replay of the conference call will be available via the Internet address listed above until March 28, 2006, or via telephone until March 28, 2006, at (800) 405-2236 (US & CN callers) and (303) 590-3000 (international callers) access code 11056860#.

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The Company uses FFO in addition to net earnings to report its operating results. The Company uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts as interpreted by the Securities and Exchange Commission. Accordingly, FFO is defined as net earnings (computed in accordance with U.S. GAAP), excluding gains (losses) on dispositions of interests in depreciated operating properties and real estate depreciation and amortization expenses. FFO includes the Company’s share of FFO of unconsolidated real estate ventures and discontinued operations and excludes minority interests in FFO. The Company believes FFO is a meaningful disclosure as a supplement to net earnings because net earnings assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The Company believes that the values of real estate assets fluctuate due to market conditions. The Company’s calculation of FFO may not be comparable to similarly titled measures reported by other companies because not all companies calculate FFO in the same manner. FFO is not a liquidity measure and should not be considered as an alternative to cash flows or indicative of cash available for distribution. It also should not be considered an alternative to net earnings, as determined in accordance with U.S. GAAP, as an indication of the Company’s financial performance. A reconciliation of U.S. GAAP net income to FFO is included in the tables attached to this release.

Although net operating income (NOI) is a non-U.S. GAAP measure, the Company believes it is a meaningful measure of operating performance as a supplement to net income because the Company relies on NOI for purposes of making decisions with respect to resource allocations, current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is defined as storage center operations revenues less direct operating and real estate tax expense for each of the Company’s properties. A reconciliation of Same Store and New Store NOI to income (loss) from continuing operations is provided in the tables attached to this release or in supplemental tables posted to our website at http://www.shurgard.com/ir.

This release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934 as amended. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. These statements are only predictions and are inherently uncertain. The Company’s actual results may differ significantly from its expectations due to uncertainties, including the risk that:

•	the Company may encounter difficulties in realizing the recently announced proposed merger with Public Storage, Inc. and integrating the two companies; Shurgard or Public Storage may fail to obtain approval of the transaction by their respective shareholders or to satisfy other closing conditions to the transaction;

•	the Company may incur additional costs related to its exploration of strategic alternatives and the proposed merger with Public Storage;

•	changes in economic conditions in the markets in which the Company operates or competition from new self-storage facilities or other storage alternatives may cause a decline in rent or occupancy rates or delays in rent-up of newly developed properties;

•	new developments could be delayed or reduced by zoning and permitting requirements outside of the Company’s control, increased competition for desirable sites, construction delays due to weather, unforeseen site conditions, labor shortages, personnel turnover or scheduling problems with contractors, subcontractors or suppliers;

•	the Company may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses;

•	tax law changes may change the taxability of future income;

•	increases in interest rates or changes to our credit ratings may increase the cost of refinancing long-term debt;

•	alternatives for funding the Company’s business plan may be impaired by economic uncertainty due to war or terrorism;

•	Shurgard Self Storage SCA, the Company’s wholly owned European subsidiary, may be adversely affected if it is unable to find adequate sites to complete the targeted number of developments in its Second Shurgard joint venture;

•	the Company may not maintain compliance with its debt covenants; and

•	the Company may be adversely affected by legislation or changes in regulations.

For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard’s financial performance, see Shurgard’s report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 20, 2006. Forward-looking statements are based on estimates as of the date of this release. Except as required by law, we disclaim any obligation to publicly update these forward-looking statements reflecting new estimates, events or circumstances after the date of this release.

INDEX of TABLES TO FOLLOW:

Table 1.	Consolidated Statements of Operations for the three months ended December 31, 2005 and 2004 and for the year ended December 31, 2005, 2004 and 2003.

Table 2.	Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004.

Table 3.	FFO Reconciliation for the three months ended December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003.

Table 1: SHURGARD STORAGE CENTERS, INC.

OPERATING RESULTS

Consolidated Statements of Operations for the three months ended December 31, 2005 and 2004 and for the year ended December 31, 2005, 2004 and 2003

(in thousands except share data)

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004	2003
	(unaudited)	(unaudited)
Revenue
Storage center operations	$123,713	$109,974	$478,292	$418,523	$290,513
Other	1,438	1,214	4,922	5,101	6,877

Total revenue	125,151	111,188	483,214	423,624	297,390

Expenses
Operating	58,227	58,769	232,657	211,055	125,567
Real estate development	1,835	2,327	10,042	4,991	23
Depreciation and amortization	24,913	24,564	95,670	87,399	55,444
Impairment losses and abandoned project losses	1,030	1,267	3,354	2,856	13,889
General, administrative and other	8,360	9,634	35,318	32,961	18,012

Total storage center expenses	94,365	96,561	377,041	339,262	212,935

Income from operations	30,786	14,627	106,173	84,362	84,455

Other income (expense)
Costs related to takeover proposal and exploration of strategic alternatives	(1,063)	—	(13,775)	—	—
Interest expense	(28,471)	(21,156)	(105,584)	(81,753)	(45,653)
Loss on derivatives	(536)	(226)	(2,122)	(615)	(2,194)
Foreign exchange gain (loss)	40	6,740	(9,665)	6,247	(431)
Interest income and other, net	241	2,054	3,746	4,361	4,887

Other expense, net	(29,789)	(12,588)	(127,400)	(71,760)	(43,391)

Income (loss) before equity in earnings of other real estate investments, net, minority interest and income taxes	997	2,039	(21,227)	12,602	41,064
Minority interest	4,701	4,253	20,936	16,608	(1,206)
Equity in earnings of other real estate investments, net	—	46	60	93	(3,099)
Income tax expense	(294)	(25)	(636)	(72)	(1,611)

Income (loss) from continuing operations	5,404	6,313	(867)	29,231	35,148
Discontinued operations
Income from discontinued operations	102	424	695	2,177	2,490
Gain on sale of discontinued operations	—	(97)	11,831	16,226	—

Discontinued operations	102	327	12,526	18,403	2,490
Cumulative effect of change in accounting principle	—	—	—	(2,339)	—

Net income	5,506	6,640	11,659	45,295	37,638
Net income allocation
Preferred stock dividends and other (1)	(3,036)	(3,039)	(12,153)	(12,193)	(12,082)

Net income (loss) available to common shareholders	$2,470	$3,601	$(494)	$33,102	$25,556

Basic per share amounts:
Income (loss) from continuing operations available to common shareholders	$0.05	$0.07	$(0.28)	$0.37	$0.57
Total discontinued operations	—	0.01	0.27	0.40	0.06
Cumulative effect of change in accounting principle	—	—	—	(0.05)	—

Net income (loss) available to common shareholders per share	$0.05	$0.08	$(0.01)	$0.72	$0.63

Diluted per share amounts:
Income (loss) from continuing operations available to common shareholders	$0.05	$0.07	$(0.28)	$0.37	$0.56
Discontinued operations	—	0.01	0.27	0.39	0.06
Cumulative effect of change in accounting principle	—	—	—	(0.05)	—

Net income (loss) available to common shareholders per share	$0.05	$0.08	$(0.01)	$0.71	$0.62

Distributions per common share	$0.56	$0.55	$2.23	$2.19	$2.15

(1)	Net of impact of antidilutive securities

Table 2: SHURGARD STORAGE CENTERS, INC.

BALANCE SHEET

Consolidated Balance Sheets as of December 31, 2005 and 2004

(in thousands except share and per data)

	December 31, 2005	December 31, 2004
ASSETS:
Storage centers:
Operating storage centers	$3,244,258	$3,143,488
Less accumulated depreciation	(552,171)	(479,531)

Operating storage centers, net	2,692,087	2,663,957
Construction in progress	67,073	58,431
Properties held for sale	6,774	8,328

Total storage centers	2,765,934	2,730,716

Cash and cash equivalents	39,778	50,277
Restricted cash	4,972	7,181
Goodwill	27,440	24,206
Other assets	119,248	128,204

Total assets	$2,957,372	$2,940,584

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable and other liabilities	$181,435	$180,652
Lines of credit	583,500	397,300
Notes payable	1,275,720	1,287,202

Total liabilities	2,040,655	1,865,154

Minority interest	116,365	169,232
Commitments and contingencies
Shareholders’ equity:
Series C Cumulative Redeemable Preferred Stock; $0.001 par value; 2,000,000 shares authorized; 2,000,000 shares issued and outstanding; liquidation preference of $50,000	48,115	48,115
Series D Cumulative Redeemable Preferred Stock; $0.001 par value; 3,450,000 shares authorized; 3,450,000 shares issued and outstanding; liquidation preference of $86,250	83,068	83,068
Class A Common Stock, $0.001 par value; 120,000,000 authorized; 47,041,680 and 46,624,900 shares issued and outstanding, respectively	47	47
Additional paid-in capital	1,142,288	1,127,138
Accumulated deficit	(459,586)	(354,985)
Accumulated other comprehensive (loss) income	(13,580)	2,815

Total shareholders’ equity	800,352	906,198

Total liabilities and shareholders’ equity	$2,957,372	$2,940,584

Table 3: SHURGARD STORAGE CENTERS, INC.

Funds From Operations (unaudited)

FFO Reconciliation for the three months ended December 31, 2005 and 2004 and for the year ended December 31, 2005, 2004, and 2003

(in thousands except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004	2003
Net income (1)	$5,506	$6,640	$11,659	$45,295	$37,638
Depreciation and amortization (2)	21,378	21,583	81,174	77,131	52,715
Depreciation and amortization from unconsolidated joint ventures and subsidiaries	—	—	—	—	12,150
Loss (gain) on sale of operating properties	40	—	(12,299)	(16,226)	(2,238)
Cumulative effect of change in accounting principle	—	—	—	2,339	—

FFO	26,924	28,223	80,534	108,539	100,265
Preferred distribution and other (3)	(3,005)	(3,039)	(12,066)	(12,193)	(12,082)

FFO attributable to common shareholders - Diluted	$23,919	$25,184	$68,468	$96,346	$88,183

Weighted-average number of basic shares	46,765	46,416	46,660	45,968	40,406
Effect of dilutive stock based awards	1,178	678	977	658	582

Weighted-average number of diluted shares	47,943	47,094	47,637	46,626	40,988

FFO per share - Diluted	$0.50	$0.53	$1.44	$2.07	$2.15

Distributions per common share	$0.56	$0.55	$2.23	$2.19	$2.15

(1) Net income includes the following:

	Q4 2005	Q4 2004	2005 YTD	2004 YTD	2003 YTD
Foreign exchange gain (loss)	40	6,740	(9,665)	6,247	(431)

Costs related to takeover proposal and exploration of strategic alternatives	(1,063)	—	(13,775)	—	—

(2)	Excludes depreciation related to non-real estate assets and minority interests in depreciation and amortization and includes depreciation and amortization of discontinued operations.

(3)	Net of impact of antidilutive securities.